INDEPENDENT AUDITOR'S CONSENT

      We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement number 333-86469 of Cendant Corporation on form S-3 of our report dated October 8, 1999, appearing in the Annual Report of Cendant Corporation on form 10- K/A for the year ended December 31, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph relating to certain litigation as described in Note 18, and the change in the method of recognizing revenue and membership solicitation costs as described in Note 2) and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP


Parsippany, New Jersey
October 8, 1999